Exhibit 99.1.

FOR IMMEDIATE RELEASE
Contact: Andrew Butcher 212-852-7070
Investors: Reed Nolte 212-852-7092

News America Incorporated Extends Debt Exchange Offer with Respect to 6.15% Senior Notes Due 2037

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NEW YORK, NY, July 13, 2007 - News America Incorporated (the "Company") today announced that it has extended until July 20, 2007 at 5:00 p.m., New York City time, the expiration date of its offer to exchange up to US $1,00,000,000 of its 6.15% Senior Notes due 2037 for an equal amount of its privately placed 6.15% Senior Notes due 2037 (CUSIP Nos. 652482BM1 and U65249AN1) issued on March 2, 2007 (the "Old Notes"). The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on July 13, 2007. As of 5:00 p.m., New York City time, on July 12, 2007, approximately $684 million in aggregate principle amount of the Old Notes have been tendered and not withdrawn.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated June 14, 2007. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York, which is serving as the exchange agent for the Exchange Offer. The Bank of New York's address, telephone and facsimile number are as follows:

The Bank of New York
Corporate Trust Operations
101 Barclay Street
Reorganization Unit 7E
New York, New York 10286
Telephone: (212) 815-5098
Fax: (212) 298-1915

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

News America, the principal subsidiary in the United States of News Corporation, is an operating company and holding company, which, together with its subsidiaries and affiliates, conducts substantially all of the U.S. activities of News Corporation. Through its wholly owned subsidiaries, News America operates in a number of industry segments, including magazines and inserts, newspapers and book publishing.

News Corporation had total assets as of March 31, 2007 of approximately US$62 billion and total annual revenues of approximately US$28 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.